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                            EXHIBIT INDEX


Exhibit No.                                          Title

  3.2 Certificate of Amendment of Certificate of Incorporation of Greater Community Bancorp dated June 23, 1998 to be filed with the New Jersey Secretary of State



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                                                                    EXHIBIT 3.2

TO BE FILED WITH THE NEW JERSEY SECRETARY OF STATE




                      CERTIFICATE OF AMENDMENT OF

                    CERTIFICATE OF INCORPORATION OF

                       GREATER COMMUNITY BANCORP


TO:      Secretary of State
         State of New Jersey


                  Pursuant to the provisions of N.J.S.A. Sections 14A:7-15.1(2), 14A:9-2 and 14A:9-4, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of Certificate of Incorporation:
                  1. The name of the corporation is GREATER COMMUNITY BANCORP.
                  2. Paragraph 3.(a) of the corporation's Restated Certificate of Incorporation is amended in its entirety to read as follows:
                           "3.(a) The total number of shares of stock which the corporation shall have authority to issue is Twenty-One Million (21,000,000) shares, consisting of (1) Twenty Million (20,000,000) shares of Common Stock, One Dollar ($1.00) par value per share, all of the same class (hereinafter referred to as the "Common Stock"), and (2) One Million (1,000,000) shares of preferred stock without par value which may be divided into classes and into series within any class or classes as determined by the Board of Directors (hereinafter referred to as the "Preferred Stock")."

                  3.   The   amendments   were   unanimously   adopted   by  the
corporation's board of directors on June 16, 1998, in connection

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with a two-for-one split of the  corporation's  common stock, in accordance with the authority granted to the board by N.J.S.A. 14A:7-15.1(2). Such split will be effectuated by the issuance of additional shares of common stock equal to the number of shares outstanding on the record date for the split.
                  4. The amendment to the Certificate of Incorporation is not intended to provide for any change in the par value of the common stock, $1.00
par  value  per  share,  or  to  effect  any  exchange,   reclassification,   or
cancellation of issued shares.
                  5. The amendment shall become effective upon the date of filing in the office of the Secretary of State of New Jersey.

                  IN  WITNESS   WHEREOF,   the  corporation  has  executed  this
Certificate of Amendment of Certificate of Incorporation on June 23, 1998.


                                                      /s/ George E. Irwin
                                                     George E. Irwin, President

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